QKL Stores Inc. Regains Compliance with NASDAQ
Independent Director and Audit Committee Requirements

Daqing, China, June 30, 2014 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China, today announced that on June 26, 2014, it received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) notifying the Company that, as a result of the appointment of Mr. Cheng Kam Ho on June 25, 2014 to the Company's Board of Directors and the Audit, Nominating and Corporate Governance, and Compensation Committees, the Company has regained compliance with the independent director and audit committee requirements for continued listing on The NASDAQ Capital Market as set forth in NASDAQ Listing Rules 5605(b)(1) and 5605(c)(2). With Mr. Cheng's appointment to the Company's Board of Directors as an independent director, the Company's Board of Directors is again comprised of a majority of independent directors.

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores. The Company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc.

In China:

Mike Li, Investor Relations

+86-459-460-7987